UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2026

ACTIVATE ENERGY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-42992	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

71 Fort Street, PO Box 500

Grand Cayman, Cayman Islands KY1-1106

(Address of principal executive office) (Zip Code)

(302) 207-9500

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	AEAQU	The Nasdaq Global Market
Class A ordinary shares, par value $0.0001 per share	AEAQ	The Nasdaq Global Market
Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	AEAQW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On February 1, 2026, Andrew Childs resigned from the Board of Directors (the “Board”) of Activate Energy Acquisition Corp. (the “Company”), effective immediately (the “Director Resignation”). The Director Resignation was not related to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Board thanks Mr. Childs for his service on the Board and valuable contributions to the Company.

Director Appointment

On March 4, 2026, the Board appointed Paul Moore and Keith Byer to serve as directors (each a “Director”) on the Board, effective immediately.

Paul Moore, age 67, has extensive oil/gas upstream exploration development and production track record. From September 2014 to September 2022, Mr. Moore held multiple executive roles at Todd Corporation, including CEO of Todd Energy International, where he led major upstream developments in British Columbia and advanced a $2.5 billion methanol project in the United States. From July 2009 to July 2011, Mr. Moore served as CEO and Managing Director of Otto Energy Limited. He began his career with Shell International Petroleum Company Limited. as a petroleum engineer and later held senior operational and project leadership roles at Fletcher Challenge Energy Ltd. and Santos Limited, ultimately serving as Vice President of Development Projects and Technical Services at Santos Limited. Mr. Moore also held senior leadership positions at Woodside Petroleum Ltd, including Executive Vice President of Development Division, overseeing liquefied natural gas growth, major field developments, and drilling and subsurface activities. He holds a Master’s in Business Administration from the University of Strathclyde Scotland, UK and a Bachelor of Science in civil engineering and diploma of engineering from the University of Southampton, UK.

Keith Byer, age 62, Byer is a financial and risk expert who retired as Senior Managing Director at Deloitte Touche Tohmatsu Limited (“Deloitte”) in September 2024, with more than four decades of business experience. Since May 2024, Mr. Byer has served as Treasurer, Board Member, and Executive Committee Member for Lake Tahoe South Shore Chamber of Commerce. Mr. Byer was elected to Deloitte CIS’ Board of Directors and oversaw the practice’s growth from $12 million to $350 million. From June 2009 to September 2024, he served as Global Senior Managing Director for Reputation and Risk for Deloitte where he worked across nearly 100 countries helping member firms recover from and prevent crisis events. Earlier, as Deputy Managing Partner for Deloitte CIS, Mr. Byer managed risk associated with professional services in a highly fluid and developing economy. He was a key leader in building growth strategies that grew the CIS practice 12 times and managed headcount growth from 150 to over 4,000. As Managing Partner of Deloitte Central Asia, Mr. Byer oversaw $25 million of profit-and-loss activity and drove top-line growth via geographical expansion, introduction of new products and services, and organic growth as well as bottom-line growth through employee retention and cost control. In leading the Financial Advisory practice at Deloitte CIS, Mr. Byer was responsible for $50 million of profit-and-loss activity and provided transactional support services and valuation. Mr. Byer was a credentialed Certified Public Accountant (retired) and Certified Fraud Examiner (inactive) and holds a bachelor’s degree in accounting from Texas A&M University.

There are no arrangements or understandings between either Paul Moore or Keith Byer and any other persons pursuant to which either was elected as Director of the Company. There are no family relationships between either Paul Moore or Keith Byer and any other Director or executive officer of the Company and neither has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Activate Energy Acquisition Corp.

Dated: March 11, 2026	By:	/s/ Thomas Fontaine
	Name:	Thomas Fontaine
	Title:	Chief Executive Officer